Exhibit 3




                           CERTIFICATE OF DESIGNATIONS

                                       of

                 SERIES B CUMULATIVE CONVERTIBLE PREFERRED UNITS

                                       of

                              PRIDE COMPANIES, L.P.
                              ---------------------

              Pursuant to the Second Amended and Restated Agreement
                             of Limited Partnership

                        effective as of December 30, 1997
                              ---------------------


                  Pride Refining, Inc., a Texas corporation, as Managing General Partner of Pride Companies, L.P. (the "Company"), certifies that pursuant to authority contained in the Second Amended and Restated Agreement of Limited Partnership effective as of December 30, 1997, a series of preferred limited partnership units of the Company has been duly established, and that such series has the designations, rights, powers, preferences, qualifications, limitations and restrictions set forth below:

                 SERIES B CUMULATIVE CONVERTIBLE PREFERRED UNITS

                  Section 1. Number of Units and Designation. There is hereby established a series of preferred limited partnership units of the Company with the designation "Series B Cumulative Convertible Preferred Units" (herein referred to as the "Series B Units"), which shall consist of a maximum of 15,850 Units, with a Stated Value per Unit of $1,000.00 (the "Stated Value").

                  Section 2. Definitions. In addition to the definitions set forth elsewhere herein, the following terms shall have the meanings indicated:

                  "$2,000,000 Loan" means indebtedness of the Company to the Special General Partner evidenced by that certain Promissory Note dated as of August 13, 1996, made by the Company payable to the order of the Special General Partner in the original principal amount of $2,000,000.

                  "$450,000 Loan" means indebtedness of the Company to the Special General Partner evidenced by that certain Promissory Note dated as of August 13, 1996, made by the Company payable to the order of the Special General Partner in the original principal amount of $450,000.



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                                                                               2


                  "Affiliate" of any Person is a Person that, directly or indirectly, controls, is controlled by or is under common control with such Person (and "control" means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or to elect a majority of a Person's Board of Directors or equivalent governing body).

                  "BankBoston Credit Agreement" means that certain Revolving Credit and Term Loan Agreement, dated as of December 30, 1997, by and among the Company (as borrower), BankBoston, N.A. (as a lender and as agent), the guarantors parties thereto and the lenders from time to time parties thereto, as such agreement may be amended from time to time.

                  "Business Day" means any day other than a Saturday, Sunday or a day on which commercial banks in Dallas, Texas are required or authorized to close.

                  "Common Units" means the common limited partnership units of the Company issued or authorized for issuance pursuant to the Partnership Agreement.

                  "Credit Agreement" means the Sixth Restated and Amended Credit Agreement dated as of December 30, 1997, among the Company (as borrower), the Managing General Partner, the Special General Partner, Desulfur Partnership, Pride Marketing of Texas (Cedar Wind), Inc., and Pride Borger, Inc. (as guarantors), and Varde (as lender), as such agreement may be amended from time to time.

                  "Indebtedness" means all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified upon the balance sheet of the Borrower (or other specified Person) as liabilities, but in any event including (without duplication);

                           (i)      borrowed money;

                           (ii) indebtedness evidenced by notes, debentures or similar instruments;

                           (iii)    Capitalized Lease Obligations;

                           (iv) the deferred purchase price of assets, services or securities, including related noncompetition, consulting and stock repurchase obligations (other than ordinary trade accounts payable within six months after the incurrence thereof in the ordinary course of business);

                           (v) mandatory redemption or dividend rights on capital stock (or other equity);


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                                                                               3




                           (vi)     reimbursement obligations, whether
         contingent or matured, with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and Interest Rate Protection Agreements (without duplication of other Indebtedness supported or guaranteed thereby);

                           (vii)    unfunded pension liabilities;

                           (viii) obligations that are immediately and directly due and payable out of the proceeds of or production from property;

                           (ix) liabilities secured by any Lien existing on property owned or acquired by the Borrower (or such specified Person), whether or not the liability secured thereby shall have been assumed; and

                           (x) all Guarantees in respect of Indebtedness of others.


                  The term "Capitalized Lease Obligations" means the amount of liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board. The term "Capitalized Lease" means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board. The term "Interest Rate Protection Agreement" means any interest rate swap, interest rate cap, interest rate hedge or other contractual arrangement that converts variable interest rates into fixed rates, fixed interest rates into variable rates or other similar arrangements. The term "Lien" means any lien, mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law, or otherwise. The term "Guarantee" of any Person means any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any Indebtedness of any other Person in any manner, whether directly or indirectly, including without limitation agreements: (i) to purchase such Indebtedness or any property constituting security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such Indebtedness, or
(B) to maintain net worth or working capital or other balance sheet conditions, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, (iii) to purchase property, securities or service primarily for the purpose of assuring the holder of such Indebtedness of the ability of the primary obligor to make payment of the Indebtedness, or (iv) otherwise to assure the holder of the Indebtedness of the primary obligor against loss in respect thereof; except that "Guarantee" shall not include the endorsement by the Company in the ordinary course of business of negotiable instruments or documents for deposit or collection.


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                                                                               4


                  "Initial Issuance Date" means the date on which the first issuance of Series B Units occurs, whether such phrase is used in reference to Units issued on such date or on any subsequent date.

                  "Junior Securities" means the Common Units and any other class or series of equity of the Company ranking junior to the Series B Units as to distributions or upon liquidation, dissolution or winding up, and the units thereof.

                  "Managing General Partner" means the corporation or other entity designated to serve as managing general partner of the Company pursuant to the Partnership Agreement.

                  "Note Purchase Agreement" means that certain Note Agreement dated August 13, 1996, as amended, providing, among other things, for the issuance by the Company of the Series A Unsecured Note.

                  "Parity Securities" means any class or series of equity of the Company ranking on a parity with the Series B Units as to distributions or upon liquidation, dissolution or winding up, and the units thereof.

                  "Partnership Agreement" means that certain Second Amended and Restated Agreement of Limited Partnership of Pride Companies, L.P., effective as of December 31, 1996, as such agreement may be amended.

                  "payable in kind" or "paid in kind," when used in reference to any distribution payable with respect to the Units, means payment of the distribution by issuance of that number (or fraction) of additional Series B Units that has an aggregate Stated Value equal to the dollar amount of the distribution then payable. Units issued as distributions payable in kind shall be duly authorized and validly issued and, upon issuance, shall have rights (including, without limitation, distribution, voting, conversion and redemption rights) identical to the outstanding Series B Units in respect of which they are issued.

                  "Person" means an any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or government or any department or agency thereof.

                  "Pipeline Lease" means that certain Pipeline Lease Agreement effective as of March 29, 1990, between the Company, as lessee, and the Special General Partner, as lessor, as amended by Amendment No. 1 to Pipeline Lease Agreement and Amendment No. 2 to Pipeline Lease Agreement, each effective as of March 29, 1990, and by Amendment No. 3 to Pipeline Lease Agreement, effective as of December 30, 1997.


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                                                                               5

                  "Pride SGP Equity Conversion Agreement" means the amended and restated Agreement of Pride SGP, dated as of August 13, 1996, by and between the Special General Partner and the Company, together with the Subordination Agreement attached thereto.

                  "Restructuring Agreement" means that certain Restructuring and Override Agreement, dated as of December 30, 1997, by and among the Company, the Managing General Partner, the Special General Partner and Varde.

                  "Senior Securities" means any class or series of equity of the Company ranking senior to the Series B Units as to distributions or upon liquidation, dissolution or winding up, and the units thereof.

                  "Series A Term Loan" means the term loan in the aggregate principal amount of $20,000,000 owed by the Company to Varde pursuant to the Credit Agreement.

                  "Series A Unsecured Note" means the Convertible Unsecured Series A Promissory Notes of the Company in the aggregate initial principal amount of $2,500,000, issued by the Company to Varde pursuant to the Note Purchase Agreement.

                  "Series C Units" means the Series C Cumulative Convertible Preferred Units of the Company issued in accordance with the Partnership Agreement and the Certificate of Designations dated as of December 30, 1997, relating to such series.
Series C Units are Parity Securities.

                  "Series D" Units means the Series D Cumulative Preferred Units of the Company issued in accordance with the Partnership Agreement and the Certificate of Designations dated as of December 30, 1997, relating to such series. Series D Units are Junior Securities.

                  "Series E Units" means the subordinate preferred limited partnership units of the Company issued or issuable, as contemplated by Section
2.1 of the Pride SGP Equity Conversion Agreement, upon the conversion of the $2,000,000 Loan. Series E Units are Junior Securities.

                  "Series F Units" means the subordinate preferred limited partnership units of the Company issued or issuable, as contemplated by Section
2.1 of the Pride SGP Equity Conversion Agreement, upon the conversion of the $450,000 Loan. Series F Units are Junior Securities.

                  "SGP Guarantee" means the guarantee by the Special General Partner of, among other things, (i) the distribution rights and liquidation preferences of the


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                                                                               6




Series B Units, the Series C Units and the Series D Units and (ii) the obligations of the Company to Varde under the Series A Unsecured Note.

                  "Special General Partner" means Pride SGP, Inc., a Texas corporation, or any successor in its capacity as special general partner of the Company.

                  "Subsidiary" means, with respect to any Person, any corporation, association, partnership, joint venture, limited liability company or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such person.

                  "Transfer Agent" means such agent or agents of the Company as may be designated by the Managing General Partner as the transfer agent for the Series B Units.

                  "Units" means any or all or each, as the context may require, of the Series B Units, the Series C Units, the Series D Units, the Series E Units and the Series F Units.

                  "Varde" means Varde Partners, Inc., a Delaware corporation, and its successors and assigns.

                  Section 3. Distributions. (a) The Company shall pay to the holders of the Series B Units, out of the assets of the Company at any time legally available for the payment of distributions, preferential quarterly distributions at the times and at the rates provided for in this Section 3. Distributions shall accrue cumulatively on each Unit from and including the date of original issuance of such Unit to and including the date on which such Unit shall have been converted into Common Units or redeemed and the redemption price shall have been paid in full as contemplated by Section 6 hereof, whether or not such distributions are declared by the Company and whether or not there shall be (at the time such distribution becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of distributions.

                           (b)      To the extent that funds are legally
available therefor, distributions shall be paid quarterly, on and as of the fifth calendar day of each February, May, August and November (each, a "Distribution Payment Date"), on each Unit outstanding at the following rates:

                                    (i)     during the three-year period
         beginning on the Initial Issuance Date and ending on the date immediately preceding the third anniversary thereof, at the rate of 6% per annum of the Stated Value of the Unit, if paid in cash, or at the rate of 8% per annum of such Stated Value, if paid in kind in accordance with subsection (c) below;


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                                                                               7

                                    (ii)    during the two-year period beginning
         on the third anniversary of the Initial Issuance Date and ending on the date immediately preceding the fifth anniversary thereof, at the rate of 12% per annum of the Stated Value of the Unit, payable in cash only; and

                                    (iii)   thereafter, at the rate of 15% per
         annum of the Stated Value of the Unit, payable in cash only.

                  The amount of the distribution payable on each Distribution Payment Date shall be determined by applying the applicable rate from and including the date immediately following the last previous Distribution Payment Date (or from and including the date of original issuance of the Unit, with respect to the first distribution period) to and including the Distribution Payment Date, on the basis of a year of 360 days.

                           (c)      During the three-year period referred to in
subsection (b)(i) above, distributions on the Units shall be payable in cash or payable in kind, at the Company's option. Notwithstanding the foregoing or anything else contained herein to the contrary, however, (i) distributions payable on any Redemption Date (as defined in Section 6 below) or on any final distribution date relating to a dissolution, liquidation or winding up of the Company, shall be payable in cash only and, if the payment date does not occur on a regular Distribution Payment Date, shall be calculated on the basis of the actual number of days elapsed including the Redemption Date or such final distribution date and (ii) all distributions payable on any Distribution Date in the three-year period referred to in subsection (b)(i) shall be payable only in cash to the extent that payments to Varde pursuant to Section 1.1(f) of the Restructuring Agreement in any year are less than $1,090,000.00. Distributions payable on the Units for any period of less than a full quarterly distribution period shall be computed on the basis of actual days elapsed, excluding the last preceding Distribution Payment Date and including the last day of such period, and on the basis of 360 days.

                           (d)      To the extent not paid on a Distribution
Payment Date, all distributions which shall have accrued on each Unit outstanding as of such Distribution Payment Date shall be added to the Stated Value of such Unit and shall remain a part thereof until paid, and distributions shall accrue and be paid on such Unit on the basis of the Stated Value, as so adjusted; provided, that any such unpaid distributions accruing during the three-year period referred to in subsection (b)(i) shall be added to such Stated Value at the rate specified in such subsection for distributions paid in kind. Nothing in this subsection (d) or any other provision hereof shall give the Company any right not to pay any distribution as and to the extent required by subsection (b) of this Section 3 or to defer or delay such payment beyond the applicable Distribution Payment Date.


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                                                                               8

                           (e)      Distributions payable on each Distribution
Payment Date shall be paid to record holders of the Units as they appear on the books of the Company at the close of business on the tenth Business Day immediately preceding the respective Distribution Payment Date.

                           (f)      Except as otherwise provided in Section
1.1(f) of the Restructuring Agreement, so long as any Series B Units are outstanding:

                                    (i)     No distribution shall be declared or
         paid, or set apart for payment on or in respect of any Junior Securities, including, without limitation, distributions payable in cash or other property or in units of any Junior Security or other securities of the Company.

                                    (ii)    No distribution, except as described
         in the next succeeding sentence, shall be declared or paid, or set apart for payment on or in respect of any Parity Securities, for any period unless full cumulative distributions on all outstanding Series B Units have been or contemporaneously are declared and paid for all distribution periods terminating on or prior to the date set for payment of such distribution on the Parity Securities. When distributions are not paid in full, as aforesaid, on the Series B Units and any Parity Securities, all distributions declared upon such Parity Securities shall be declared and paid pro rata with the Series B Units so that the amounts of distributions per unit declared and paid on the Series B Units and such Parity Securities shall in all cases bear to each other the same ratio that unpaid cumulative distributions per unit on the Series B Units and on such Parity Securities bear to each other, and shall in all cases be paid to the same extent in cash, other assets and/or securities of the same class as the securities on which the respective distributions are being paid.

                                  (iii)    Unless full cumulative distributions
         on all outstanding Series B Units have been paid (or contemporaneously are declared and paid) in cash for all prior distribution periods (1) no rental payments shall be made to the Special General Partner pursuant to the Pipeline Lease unless Varde has received the full amount in cash to which it is entitled under Section 1.1(f) of the Restructuring Agreement and (2) the Special General Partner shall not declare or pay, or set apart for payment, any dividend or distribution in respect of any of the outstanding securities of the Special General Partner. If the Company shall have paid any distributions on the Series B Units in kind, the condition specified in the preceding sentence shall not be deemed to be satisfied unless all Units issued in payment of such distributions have been redeemed by the Company for cash.

                  For purposes of this subsection (f), unless expressly stated otherwise herein, "distribution" shall include, without limitation, any distribution by the Company of cash, evidences of indebtedness, securities or other properties or assets


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                                                                               9


of the Company, or of rights to purchase or otherwise acquire any of the foregoing, whether or not made out of profits, surplus or other funds of the Company legally available for the payment of distributions.

                  Section 4. Certain Covenants and Restrictions. So long as any Series B Units are outstanding:

                           (a)      The Company shall not (i) issue, reissue,
agree to issue or authorize the issuance of any Senior Securities or any Parity Securities (except for Series B Units and Series C Units issued as distributions in kind to the existing holders thereof in accordance with their respective Certificates of Designations), or any units or other securities or any options, warrants, notes, bonds, debentures or other instruments convertible into, exchangeable for or having rights to purchase any Senior Securities or any Parity Securities or (ii) reclassify or modify any Junior Security so that it becomes a Parity Security or Senior Security.

                           (b)      The Company shall not (i) pay any principal
or interest on, or redeem, purchase or otherwise acquire for any consideration any Parity Securities or Junior Securities (or pay any money to a sinking fund or otherwise set apart any money, property or other consideration for the purchase or redemption of any Parity Securities or Junior Securities) or (ii) pay, provide or distribute to the holders of any Parity Securities or Junior Securities, as such, any money, property, rights or other consideration, except for distributions to holders of Parity Securities permitted by Section 3(f)(ii) hereof.

                           (c)      The Company shall not effect any split,
reverse split or any other subdivision or combination of the Common Units or any other class or series of equity securities of the Company.

                           (d)      Neither the Company nor the Managing General
Partner shall amend, alter or rescind (whether by merger, consolidation or otherwise) any of the provisions of the Partnership Agreement, this Certificate of Designations, the Articles of Corporation, bylaws or other organizational document of the Managing General Partner or any agreement entered into for the benefit of holders of Series B Units in any manner so as to affect adversely any of the preferences, rights or powers of the Series B Units.

                           (e)      The Company shall not and shall not permit
any of its Subsidiaries to, create, assume, incur, guarantee or otherwise become or be liable in respect of, or maintain or otherwise allow to exist, any Indebtedness, except for the following:

                                    (i)     So long as the Credit Agreement is
         in effect, the Indebtedness permitted and set forth in Section 7.1 of the Credit Agreement; and


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                                                                              10


                                    (ii)    If the Credit Agreement is no longer
         in effect, the Indebtedness set forth in Section 6.6 of the BankBoston Credit Agreement (whether or not the BankBoston Credit Agreement shall then be in effect).

                           (f)      The Company will not, and will not permit
any of its Subsidiaries to, sell, lease, convey, transfer, issue or otherwise dispose of, in one transaction or in a series of transactions, whether involving assets or securities, all or a substantial portion of any Company Business, or any shares or partnership interests in any Subsidiary (whether such interests are now or hereafter issued, outstanding or created) except a sale for fair consideration (as determined by the Board of Directors of the Managing General Partner) to a purchaser who is not an Affiliate of the Company, the Managing General Partner or the Special General Partner, which consideration shall consist solely of cash which is applied by the Company as provided in subsection
(h) of this Section 4. As used in this subsection, "Company Business" means the operations and assets of one of the following three primary lines of business as currently conducted by the Company and its Subsidiaries on January 1, 1998: (i) crude oil gathering and exchange, (ii) refining and (iii) transportation and marketing of refinery products.

                           (g)      All money, property or other consideration
received by the Company or any Subsidiary outside the ordinary course of business, including but not limited to consideration for or in connection with the sale, lease, transfer or other disposition of any assets or properties of the Company (other than the sale of goods and services in the ordinary course of business), or any shares or partnership interests in any Subsidiary (whether such interests are now or hereafter issued, outstanding or created) but excluding consideration received in connection with (A) the sale or disposition of any asset of the Company which is sold for fair consideration not in excess of $25,000 or in the aggregate not in excess of $250,000 (provided that to the extent consideration from any such excluded sale or disposition is applied by the Company in accordance with this Section 4(g), the amount of such consideration shall not be counted under the $250,000 aggregate limitation) and
(B) except as otherwise provided in the Restructuring Agreement, Litigation Settlements or Equity Offerings, shall be applied (or converted into cash and then applied, if applicable) by the Company (i) first, to the payment of all amounts outstanding and due under the Credit Agreement and the BankBoston Credit Agreement; (ii) next, to the payment of all amounts outstanding and due under the Series A Unsecured Note; (iii) then, to the redemption of the outstanding Series B Units in accordance with Section 6 hereof; provided, that funds applied to the redemption of Series B Units as provided in clause (iii) shall be so applied with respect to the initial Stated Value of the Units being redeemed and any portion of the Redemption Price of such Units attributable to adjustments to Stated Value shall be paid out of other funds of the Company.

                           (h)      Except as otherwise provided in the
Restructuring Agreement, all consideration received by the Company or any Subsidiary in connection with the resolution (by judgment or otherwise) or settlement of any


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                                                                              11


judicial, administrative or arbitral proceeding ("Litigation Settlements") shall be applied (or converted into cash and then applied, if applicable) by the Company (i) first, to the payment of all amounts outstanding and due under the Credit Agreement and the BankBoston Credit Agreement; (ii) next, to the payment of all amounts outstanding and due under the Series A Unsecured Note; (iii) then, to the redemption of the outstanding Series B Units in accordance with
Section 6 hereof; provided, that funds applied to the redemption of Series B Units as provided in clause (iii) shall be so applied with respect to the initial Stated Value of the Units being redeemed and any portion of the Redemption Price of such Units attributable to adjustments to Stated Value shall be paid out of other funds of the Company.

                           (i)      Except as provided in the next succeeding
sentence, all proceeds of public or private offerings of equity securities by the Company ("Equity Offerings"), including, without limitation, any Rights Offering as defined in Section 11, shall consist of cash and shall be applied
(i) first, to the payment of all amounts outstanding and due under the Credit Agreement and the BankBoston Credit Agreement; (ii) next, to the payment of all amounts outstanding and due under the Series A Unsecured Note; (iii) then, to the redemption of the outstanding Series B Units in accordance with Section 6 hereof; provided, that funds applied to the redemption of Series B Units as provided in clause (iii) shall be so applied with respect to the initial Stated Value of the Units being redeemed and any portion of the Redemption Price of such Units attributable to adjustments to Stated Value shall be paid out of other funds of the Company. The Company may use up to $4.5 million, in the aggregate, of proceeds of Equity Offerings for capital expenditures in excess of normal maintenance capital expenditures if, out of every dollar so applied, no more than 60% is applied to such excess capital expenditures and at least 40% is applied in the manner provided in clauses (i), (ii) and (iii) of this Section 4(i).

                           (j)      [intentionally omitted]

                           (k)      The Company shall not cause or permit the
Pipeline Lease or any other agreement between the Company and any Affiliate of the Company to be amended, supplemented, replaced or modified in any manner that would increase the payments required to be made by the Company thereunder or the costs of compliance by the Company therewith.

                           (l)      The Company shall deliver to each holder of
Series B Units one (1) copy of each of the following:

                           (i) Monthly Statements. As soon as available, and in any event within 30 days after the end of each calendar month, copies of the consolidated balance sheet of the Company as of the end of such month, and statements of income and retained earnings and changes in financial position and cash flows of the Company for that month and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form


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                                                                              12


         the figures for the corresponding period of the preceding fiscal year. Such statements shall be in reasonable detail, with a certificate of the chief financial officer of the Managing General Partner certifying that such statements are true and correct in all material respects to the best of his knowledge and prepared in accordance with generally accepted accounting principles ("GAAP"), consistently maintained and applied, subject to year-end audit adjustments.

                           (ii) Annual Statements. As soon as available after each fiscal year end, and in any event within 90 days thereafter, copies of the consolidated balance sheet of the Company as of the close of such fiscal year and statements of income and retained earnings and cash flows of the Company for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon (which shall be without a "going concern" or like qualification or exception) of Ernst & Young or of other independent public accountants of recognized national standing selected by the Company and satisfactory to the holders of Series B Units representing 51% or more of the aggregate Stated Value of the outstanding Series B Units, to the effect that such consolidated financial statements have been prepared in accordance with GAAP consistently maintained and applied (except for changes in which such accountants concur) and that the examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances.

                           (iii) SEC and Other Reports. Promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to equity owners generally and of each regular or periodic report, registration statement or prospectus filed by the Company with any securities exchange or the Securities and Exchange Commission or any successor agency, and of any order issued by any court or governmental authority in any proceeding to which the Company is a party.

                           (iv) Other Information. Such other information concerning the business, properties or financial condition of the Company as the holders of Series B Units representing 51% or more of the aggregate Stated Value of the outstanding Series B Units shall reasonably request.

                  For purposes of this Section 4, "proceeds" means gross amounts received without deduction of any related costs or expenses, offset of any related losses or other reduction of any kind, except that "proceeds" of Equity Offerings means gross sales price less reasonable discounts and commissions of underwriters or placement agents. Any noncash proceeds or other noncash assets received by the


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                                                                              13


Company and that are subject to the provisions of subsection (h) or (i) of this
Section 4 shall be converted to cash by the Company as soon as practicable and applied as provided in the applicable subsection, and shall not be sold, transferred or otherwise disposed of by the Company other than for such purpose. Notwithstanding the foregoing, the Company may allow any promissory note or similar instrument that is subject to subsection (h) or (i) of this Section 4 to remain outstanding in accordance with its terms, provided that all payments received by the Company thereunder, and the proceed of any sale, transfer or other disposition thereof, shall be applied as provided in the applicable subsection of this Section 4.

                  Compliance by the Company with any covenant contained in this
Section 4 may be waived in writing by the holders of Series B Units representing 51% or more of the aggregate Stated Value of the outstanding Series B Units. No such waiver shall be deemed to be a continuing waiver nor a waiver with respect to any other covenant of the Company or any other term, condition or provision hereof.

                  Section 5. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Company (in connection with the bankruptcy or insolvency of the Company or otherwise), whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other class or series of Junior Securities, the holder of each Series B Unit shall be entitled to receive in cash an amount equal to the Stated Value per Unit plus an amount equal to the aggregate dollar amount of all accrued and unpaid distributions through the date of final distribution to such holders (including a prorated distribution from the most recent Distribution Payment Date to such date of final distribution). No payment on account of any such liquidation, dissolution or winding up of the Company shall be made to the holders of any class or series of Parity Securities unless there shall be paid at the same time to the holders of the Series B Units proportionate amounts in cash determined ratably in proportion to the full amounts to which the holders of all outstanding Series B Units and the holders of all such outstanding Parity Securities are respectively entitled with respect to such distribution. For purposes of this Section 5, neither a consolidation or merger of the Company with one or more partnerships, corporations or other entities nor a sale, lease, exchange or transfer of all or any part of the Company's assets for cash, securities or other property shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary if the surviving entity in any such consolidation, merger, sale, lease, exchange or transfer assumes in writing all the Company's obligations under this Certificate of Designations, the Amended and Restated Registration Rights Agreement referred to in Section 12 hereof, the Pride SGP Equity Conversion Agreement, and the Warrants to Purchase Common Units, issued by the Company to each holder of Series B Units or Series C Units.

                           (b)      Subject to the rights of the holders of any
class or series of Parity Securities or Senior Securities, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of Series B Units, as provided in this Section 5, any class or series of Junior Securities shall, subject to the respective terms and provisions (if any) applicable thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series B Units shall not be entitled to share therein.

                           (c)      Written notice of the commencement of any
proceeding for or that may result in any liquidation, dissolution or winding up of the Company shall be given to holders of Series B Units in accordance with
Section 10(k), but neither the giving of such notice nor anything in this
Section 5 or any other provision hereof shall relieve the Company of its obligation to obtain consent from holders of Units as provided in Section 9.

                  Section 6. Optional and Mandatory Redemption. (a) The Company may, at the option of the Managing General Partner, redeem for cash at any time after the Retirement Date, from any source of funds legally available therefor, in whole or in part, in the manner provided below any and all of the outstanding Series B Units at a redemption price per Unit (the "Redemption Price") equal to the Stated Value per Unit redeemed plus an amount in cash equal to the aggregate dollar amount of all accrued and unpaid distributions through the Redemption Date (including a prorated distribution from the most recent Distribution Payment Date to the Redemption Date) that have not been added to the Stated Value of such Units. "Redemption Date" means the date fixed by the Managing General Partner for redemption. "Retirement Date" means the date on which the Series A Term Loan, the Series B Term Loans, the Series C Term Loan and the Series A Unsecured Note (each as defined in the Credit Agreement) are repaid in full.

                           (b)      The Company shall, at the Redemption Price
and in the manner provided in this Section 6, redeem for cash from any source of funds legally available therefor, all Series B Units outstanding on the first to occur of:

                                    (i) 180 days after the Maturity Date, as
         defined in the Credit Agreement;

                                    (ii) the date that is 30 days after any
         default (a "Cross-Default") by the Company in its obligations to make payments under or with respect to any Indebtedness with an outstanding principal amount in excess of $500,000; provided, however, that the Company need not effect such mandatory redemption because of a Cross-Default if such Cross-Default is cured prior to the end of such 30-day period to the satisfaction of the holders of Series B Units representing 51% or more of the aggregate Stated Value of the then outstanding Series B Units or the right to require the Company to effect such redemption is waived in writing by the holders of 51% or more in Stated Value (as adjusted, if applicable) of the Series B Units; no such waiver shall be deemed to be a continuing waiver nor a waiver with respect to any other or subsequent Cross-Default;

                                    (iii) the date that is 30 days after any
         failure by the Company to pay in full in cash on any Distribution Payment Date any distribution payable only in cash on such Distribution Payment Date; or

                                    (iv) the date that is 30 days after any
         default or failure of compliance by the Company with any covenant or restriction contained in Section 3(f) or Section 4 hereof, unless such default or failure of compliance is cured prior to the end of such 30-day period to the satisfaction of the holders of Series B Units representing 51% or more of the aggregate Stated Value of the then outstanding Series B Units; or

                                    (v) the Business Day immediately preceding
         any Change in Control of the Company. For this purpose, a "Change in Control" means (1) a change in the direct or indirect power to direct or cause the direction of the management and policies of the Company, the Managing General Partner or the Special General Partner, whether through the ownership of voting securities, by contract or otherwise, or to elect a majority of any of such entities' Boards of Directors or equivalent governing bodies; (2) any reorganization, reclassification or change in any outstanding securities of the Company; (3) the Company's consolidation or merger with or into another partnership, corporation or other entity; (4) the sale, lease or other transfer of the property of the Company as an entirety or substantially as an entirety; (5) the termination of the SGP Guarantee or of the pledge of all of the Special General Partner's assets securing its obligations thereunder, or any event or circumstance as a result of which the SGP Guarantee or such pledge shall no longer be in full force and effect; or (6) the redemption, purchase or other acquisition by the Special General Partner for any consideration any of the Special General Partner's outstanding securities (or the payment of any money to a sinking fund or the setting apart of any money, property or other consideration for the purchase or redemption of any such securities) or the payment, provision or distribution to the holders of any of its outstanding securities, as such, any money, property, rights or other consideration, other than ordinary pro rata dividends to all holders of a class of such outstanding securities; provided, however, that in the case of clause (2), (3) or (4) of this sentence, any reorganization, reclassification, change, consolidation, merger, sale or transfer that has been approved by the holders of Series B Units representing 51% or more of the aggregate Stated Value of the then outstanding Series B Units in accordance with Section 9(b) shall not constitute a Change in Control.

                  The Managing General Partner shall cause the Redemption Notice (as defined below) to be mailed sufficiently in advance of the dates or events specified in this subsection (b) to permit the redemption to occur on such dates.

                  If there are insufficient legally available funds for redemption under this subsection (b), the Company shall redeem such lesser number of Series B Units (on a pro rata basis from all holders of Series B Units, in proportion to the number of Units held), to the extent there are funds legally available therefor, and shall redeem all or part of the remainder of the Series B Units as soon as the Company has sufficient funds that are legally available therefor. If the redemption is delayed because of insufficient legally available funds, distributions shall continue to accrue on Series B Units outstanding, and shall be added to and become a part of the Redemption Price of such Units, until the Redemption Price, as so adjusted, for such Units is paid in full.

                           (c)      The Company also shall, at the Redemption
Price and in the manner provided in this Section 6, redeem Series B Units using the funds received from the sources described in Section 4(g), (h) and (i), to the extent provided therein, promptly after the Company's receipt of such funds.

                           (d)      In connection with any optional or mandatory
redemption of Units, at least 20 days and not more than 60 days prior to the Redemption Date, written notice (the "Redemption Notice") shall be sent simultaneously by certified mail, return receipt requested, and by telecopy to each holder of record of the Series B Units at the post office address last shown on the records of the Company for such holder. The Redemption Notice shall state:

                                  (i)  whether all or less than all the
         outstanding Series B Units are to be redeemed and the total number of Series B Units being redeemed;

                                  (ii) the number of Series B Units held by the
         holder that the Company intends to redeem;

                                  (iii) the Redemption Date and the Redemption
         Price;

                                  (iv)  that the holder is to surrender to the
         Company, in the manner and at the place designated, the certificate or certificates representing the Series B Units to be redeemed; and

                                  (v)  that an Escrow Account as described in
         the following paragraph has been established at a bank specified in the Redemption Notice.

Notwithstanding the foregoing, a Redemption Notice relating to a mandatory redemption required by paragraph (ii), (iii) or (iv) of subsection (b) of this
Section 6
shall be mailed at least 15 days and not more than 30 days prior to the mandatory Redemption Date.

                  Not later than the date on which a Redemption Notice is mailed by the Company, the Company shall deposit in an escrow account (the "Escrow Account") for the pro rata benefit of the holders of the Units to be redeemed the funds necessary for such redemption with a bank or trust company having capital and surplus of at least $500 million and approved in writing by the holders of Series B Units representing 51% or more of the aggregate Stated Value of the then outstanding Series B Units (the "Escrow Agent"). Any such funds (i) that represent the Redemption Price of Units converted into Common Units pursuant to Section 10 prior to the applicable Redemption Date or (ii) that are unclaimed at the end of two years after the applicable Redemption Date shall revert to the general funds of the Company and, upon such reversion, the Escrow Agent shall, upon demand, pay such funds over to the Company and be relieved of all responsibility in respect thereof and any holder of Units entitled to receive any of such funds shall thereafter look only to the Company for the payment of the Redemption Price. Any interest on funds included in the Escrow Account shall be for the account of the Company. The failure to establish the Escrow Account by the date specified in this paragraph shall cause the Redemption Notice that required such Escrow Account to have been established to be ineffective, and the Company shall not have any right to redeem any Units pursuant to such Redemption Notice. Such failure shall not relieve the Company of any obligation to effect a mandatory redemption of Units.

                  On or before the Redemption Date each holder of Series B Units shall surrender to the Company the certificate or certificates representing such Units to be redeemed, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such Units shall be payable in cash on the Redemption Date to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all Units represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed Units.

                  In the event of a redemption of only a portion of the then outstanding Series B Units, the Company shall effect such redemption pro rata according to the number of Units held by each holder.

                  Unless the Company defaults in the payment in full of the Redemption Price, distributions on the Series B Units called for redemption shall cease to accumulate on the Redemption Date, and the holders of such Units redeemed shall cease to have any further rights with respect thereto on the Redemption Date, other than to receive the Redemption Price without interest.

                  Holders of all Series B Units shall have the right at any time from and after the date on which the Company calls any Series B Units for redemption and prior to the Redemption Date for such Units to convert all or any part of the outstanding Units held by them into Common Units at the Conversion Price (as defined in Section 10), notwithstanding anything herein to the contrary, and whether or not such holders otherwise would have the right to effect such conversion at such time pursuant to Section 10.

                  Section 7. Prohibitions on Issuance. All Units repurchased, redeemed or otherwise acquired by the Company shall be retired and canceled and shall not be reissued. No authorized but unissued Units shall be issued other than as distributions in kind to the existing holders of Series B Units in accordance with Section 3 hereof.

                  Section 8. Ranking. (a) No equity securities of the Company shall rank senior to the Series B Units with respect to the payments required or permitted to be made to the holders thereof pursuant to their respective governing instruments and the payments required to be made to holders of the Series B Units pursuant hereto. The Company shall not issue any debt security (except as permitted by Section 4(e)).

                           (b)      The following equity securities of the
Company, and no others, shall rank on a parity with the Series B Units with respect to the payments required or permitted to be made to the holders thereof pursuant to their respective governing instruments and the payments required to be made to holders of the Series B Units pursuant hereto: the Series C Units.

                           (c)      Without limiting the definition of "Junior
Securities" contained in Section 2, the following equity securities of the Company shall rank junior to the Series B Units with respect to the payments required or permitted to be made to the holders thereof pursuant to their respective governing instruments and the payments required to be made to holders of the Series B Units pursuant hereto: the Series D Units, the Series E Units, the Series F Units and the Common Units.

                  Section 9. Voting. (a) So long as any Series B Units remain outstanding, the Company will not, without the affirmative vote at a meeting, or by written consent with or without a meeting, of the holders of Series B Units and Series C Units representing two-thirds or more of the aggregate Stated Value of the then outstanding Series B Units and Series C Units, voting as one class,
(i) create, authorize, issue or reissue any class or series of Senior Securities, or any units of any such class or series, or (ii) amend, alter or rescind (whether by merger, consolidation or otherwise) any of the provisions of the Partnership Agreement, the Certificate of Designations of the Series B Units or the Certificate of Designations of the Series C Units that prescribe the terms and conditions of the Series B Units or Series C Units; provided, however, that any proposed amendment, alteration or rescission of any provision of the Partnership Agreement or of the Certificate of Designations of the Series B Units or Series C Units, as contemplated by clause (ii) of this sentence, shall require the approval of the holders of Series B Units and the holders of Series C

Units representing two-thirds or more of the aggregate Stated Value of the then outstanding Series B Units and Series C Units, respectively, each voting as a separate class.

                           (b)      So long as any Series B Units remain
outstanding, the Company will not, without the affirmative vote at a meeting, or by written consent with or without a meeting, of the holders of the Series B Units and Series C Units representing 51% or more of the aggregate Stated Value of the then outstanding Series B Units and Series C Units, voting as one class,
(i) create, authorize, issue or reissue any class or series of Parity Securities, or any units of any such class or series, including without limitation any authorized but unissued Series B Units or Series C Units (other than Series B Units or Series C Units issued as distributions in kind to the existing holders thereof in accordance with their respective Certificates of Designations); (ii) amend, alter or rescind (whether by merger, consolidation or otherwise) any of the provisions of the Partnership Agreement, the Certificate of Designations of the Series B Units or the Certificate of Designations of the Series C Units that set forth the restrictions and covenants of the Company (including without limitation restrictions regarding capital expenditures, issuance of Indebtedness and payment of distributions to holders of Parity Securities or Junior Securities) that benefit or protect the rights of holders of the Series B Units or Series C Units; (iii) commence any voluntary proceeding (under bankruptcy, insolvency or similar laws or otherwise) for or that may result in the liquidation, dissolution or winding up of the Company, consent to the entry of an order for relief in an involuntary proceeding under any federal or state bankruptcy, insolvency or similar laws or to the appointment of a receiver, liquidator, assignee, custodian, trustee or other similar official of the Company or of any substantive part of its properties, or make an assignment for the benefit of its creditors or admit in writing its inability to pay its debts generally as they become due; or (iv) reorganize, reclassify or change any outstanding securities, consolidate or merge with or into another partnership, corporation or other entity or sell or transfer the property of the Company as an entirety or substantially as an entirety.

                           (c)      [intentionally omitted]

                           (d)      [intentionally omitted]

                           (e)      Except as expressly set forth herein or in
the Partnership Agreement or as required by applicable law, holders of Series B Units shall not have any right to vote on any question presented to the holders of voting securities of the Company.

                  Section 10. Conversion Rights. (a) Each Series B Unit shall be convertible at the option of the holder thereof into fully paid Common Units at any time during the Conversion Period. The number of Common Units deliverable upon conversion of one Series B Unit shall be determined by dividing the Stated Value of the Series B Unit by the Conversion Price (as defined below) then in effect. The "Conversion Period" shall commence on March 31, 1998 and shall end on the date on which all outstanding Series B Units have been redeemed and the aggregate Redemption Price has been paid full in accordance with Section 6 hereof.

                           (b)      Conversion of any Series B Unit may be
effected by the holder thereof by the surrender of the certificate for such Unit to the Company at the principal office of the Transfer Agent in the State of Texas or at the office of any successor Transfer Agent for the Series B Units, or to such other agent or agents of the Company as may be designated by the Managing General Partner. If any Series B Units are called for redemption pursuant to a Redemption Notice in accordance Section 6 hereof, such right of conversion shall cease and terminate as to the Units called for redemption at the close of business on the Redemption Date, unless the Company shall default in the payment of the Redemption Price (in which event, such conversion right shall remain in effect until full payment of the Redemption Price has been made) or shall have failed to establish an Escrow Account as required by Section 6 (in which event such call for redemption shall be ineffective, as provided in
Section 6, and such conversion right shall be unaffected by such Redemption Notice).

                           (c)      The price at which holders of Series B Units
may acquire Common Units pursuant to the conversion rights set forth in this
Section 10 (the "Conversion Price") initially shall be $6.30 per Common Unit, which price has been determined on the basis of the number of outstanding Common Units, on a fully diluted basis, as of the Initial Issuance Date, so that if Series B Units had been convertible and converted into Common Units on such date, the holders of Series B Units representing an aggregate Stated Value of $1.0 million would have received 2.0% of such outstanding Common Units, on a fully diluted basis, as of such date. For this purpose, the number of outstanding Common Units, on a fully diluted basis, includes (i) Common Units actually outstanding on the Initial Issuance Date and (ii) Common Units into which all convertible securities, convertible debt and other convertible instruments (including without limitation the Series B Units and the Series C Units) and all warrants, options or other rights to acquire any Common Units of the Company issued and outstanding on the Initial Issuance Date are convertible, exchangeable or exercisable (notwithstanding that such conversion, exchange or exercise rights may not have been fully vested on the Initial Issuance Date). The Conversion Price and Stated Value of the Units, for purposes of conversion, are subject to adjustment as provided herein.

                           (d)      The Stated Value of each Series B Unit, for
purposes of conversion, shall be $1,000.00 plus the amount of accrued and unpaid distributions for all distribution payment periods ending on or prior to the date such Units are surrendered to the Company for conversion and for the partial distribution period beginning on the date immediately following the most recent Distribution Payment Date through and including the date on which such Units are surrendered for conversion. Notwithstanding the foregoing, holders of Series B Units surrendered for conversion shall have the option to require the Company to make payment in cash of all such accrued and unpaid distributions, in lieu of such adjustment to the Stated Value, whether or not funds are legally available therefor and whether or not declared.

                           (e)      As promptly as practicable after the
surrender of Series B Units for conversion, the Company shall issue and deliver or cause to be issued and delivered to the holder of such Units certificates representing the number of Common Units into which such Series B Units have been converted in accordance with the provisions of this Section 10. Subject to the following provisions of this Section 10, such conversion shall be deemed to have been made as of the close of business on the date on which the Series B Units shall have been surrendered for conversion in the manner herein provided, so that the rights of the holder of the Series B Units so surrendered shall cease at such time and the Person or Persons entitled to receive the Common Units upon conversion thereof shall be treated for all purposes as having become the record holder or holders of such Common Units at such time; provided, however, that any such surrender on any date when the unit transfer books of the Company are closed shall be deemed to have been made, and shall be effective to terminate the rights of the holder or holders of the Series B Units so surrendered for conversion and to constitute the Person or Persons entitled to receive such Common Units as the record holder or holders thereof for all purposes, at the opening of business on the next succeeding day on which such transfer books are open and such conversion shall be at the Conversion Price in effect at such time. The Company will not at any time close its transfer books against the transfer of any Series B Unit or of any Common Unit issued or issuable upon the conversion of any Series B Unit in any manner which interferes with the timely conversion of such Series B Unit.

                           (f)      The Company shall not at any time limit the
number of Common Units that may be issued by the Company or take any other action that would impair the Company's ability to issue Common Units sufficient to permit the conversion of all outstanding Series B Units and the conversion, exchange or exercise of all other securities and instruments convertible or exchangeable into or exercisable for Common Units. The Company shall not, by amendment of its Partnership Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 10 by the Company or any of the terms of its Partnership Agreement which are applicable to Common Units issuable upon conversion of the Series B Units, but will at all times in good faith assist in the carrying out of all of the provisions of this
Section 10 and in the taking of all such other action as may reasonably be requested by any holder in order to protect the conversion privilege and other rights of the Series B Units and of the Common Units issuable upon conversion of the Series B Units against any impairment.

                           (g)      The Company covenants and agrees that all
Common Units that may be issued upon the exercise of the conversion rights of Series B Units will, upon issuance, be fully paid, without any obligations to make additional capital contributions to the Company, and free from all taxes, liens and charges with respect to the issue thereof.

                           (h)      The number and kind of securities
purchasable upon the exercise of the conversion rights of the Series B Units shall be subject to adjustment from time to time upon the happening of certain events, as follows:

                                  (i) If the Company, at any time while any of
         the Series B Units are outstanding, shall subdivide or combine its Common Units, the Conversion Price shall be proportionately reduced, in case of subdivision of units, as of the effective date of such subdivision, or if the Company shall take a record of holders of its Common Units for the purpose of so subdividing, as of such record date, whichever is earlier, or shall be proportionately increased, in the case of a combination of units, as of the effective date of such combination or, if the Company shall take a record of holders of its Common Units for the purpose of so combining, as of such record date, whichever is earlier; provided, however, that nothing in this paragraph shall be deemed to permit the Company to effect any such subdivision or combination in violation of any other provision, including Section 4(c), hereof.

                                  (ii) If the Company at any time while any of
         the Series B Units are outstanding shall:

                                            (1) Make any distribution of
         Additional Common Units (as defined below), the Conversion Price shall be adjusted, as of the date the Company shall take a record of the holders of its Common Units for the purpose of receiving such distribution (or if no such record is taken, as of the date of such distribution), to that price determined by multiplying the Conversion Price in effect immediately prior to such record date (or if no such record is taken, then immediately prior to such distribution) by a fraction (i) the numerator of which shall be the total number of Common Units outstanding immediately prior to such distribution, and (ii) the denominator of which shall be the total number of Common Units outstanding immediately after such distribution (plus in the event that the Company paid cash for fractional units, the number of Additional Common Units which would have been outstanding had the Company issued fractional units in connection with such distribution); provided, however, that nothing in this paragraph shall be deemed to permit the Company to effect any such distribution in violation of any other provision, including Section 3(f) or 4(b), hereof; or

                                            (2) Issue any Additional Common
         Units to the Special General Partner (regardless of any consideration received by the Company for such issuance) or make any payments under the Pipeline Lease in the form of Additional Common Units, the Conversion Price shall be adjusted, as of the date of such issuance or payment, to that price determined by multiplying the Conversion Price in effect immediately prior to such date by a fraction (i) the numerator of which shall be the total number of Common Units outstanding immediately prior to such issuance or payment, and (ii) the denominator of which shall be the total number of Common Units outstanding immediately after such issuance or payment.

                                (iii) If the Company, at any time while any of the Series B Units are outstanding and the Fair Market Price of the Common Units is less than or equal to the Conversion Price, shall issue any Additional Common Units (other than as provided in the foregoing paragraphs (i) and (ii) of this subsection) at a price per unit less than the Conversion Price or without consideration, then the Conversion Price upon each such issuance shall be reduced (but never increased) to a price determined by multiplying the existing Conversion Price by the following fraction, where O is the number of Common Units outstanding, on a fully diluted basis, prior to such issuance; N is the number of Additional Common Units being issued; P is the amount of consideration received per unit by the Company in exchange for issuance of such Additional Common Units; and C is the existing Conversion Price:

                            O + (N x P divided by C)
                            ------------------------
                                      O + N

                                (iv) If the Company, at any time while any of the Series B Units are outstanding and the Fair Market Price of the Common Units is greater than the Conversion Price, shall issue any Additional Common Units (other than as provided in paragraphs (i) and (ii) of this subsection) at a price per unit that is less than Fair Market Price, then the Conversion Price upon each such issuance shall be reduced (but never increased) to a price determined by multiplying the existing Conversion Price by the following fraction, where O, N and P have the meanings specified in paragraph (ii) of this subsection (h) and M is the Fair Market Price:

                            O + (N x P divided by M)
                            ------------------------
                                      O + N

                                (v) If the Company at any time while any of the Series B Units are outstanding shall issue any Common Unit Equivalents (as defined below) and the price per unit for which Additional Common Units may be issuable thereafter pursuant to such Common Unit Equivalents is less than the

         Conversion Price, or less than the Fair Market Price but greater than the Conversion Price, or if, after any such issuance, the price per unit for which Additional Common Units may be issuable thereafter is amended and such price as so amended is less than the Conversion Price, or less than the Fair Market Price but greater than the Conversion Price, at the time of such amendment, then the Conversion Price upon each such issuance or amendment shall be adjusted as provided in paragraph (ii), (iii) or (iv) of this subsection, as applicable, as if the underlying Additional Common Units had been issued directly. The consideration for Additional Common Units issuable pursuant to any Common Unit Equivalents shall be the consideration received by the Company for issuing such Common Unit Equivalents plus the additional consideration payable to the Company upon the exercise, conversion or exchange of such Common Unit Equivalents. If the Conversion Price is adjusted upon the issuance of Common Unit Equivalents and such Common Unit Equivalents are thereafter canceled without having been converted or exercised, and without any Additional Common Units having been issued in respect thereof, then the Conversion Price shall be readjusted to the Conversion Price that would have been in effect if such Common Unit Equivalents had never been issued. No adjustment of the Conversion Price shall be made under paragraph (ii), (iii) or (iv) of this subsection (h) upon the issuance of any Additional Common Units that are issued pursuant to any Common Unit Equivalents if upon the issuance of such Common Unit Equivalents adjustments shall previously have been made pursuant to this paragraph (v) to the same extent as would have been made under para graph (ii), (iii) or (iv) if such Additional Common Units had been issued directly.

                                (vi) No adjustment shall be made to the
         Conversion Price with respect to the issuance of any Additional Common Units (or any Common Unit Equivalents pursuant to which such Additional Common Units are issuable) at a price per unit that is greater than both the Conversion Price and the Fair Market Price.

                                (vii) For purposes of making the adjustments in the Conversion Price as provided in this Section 10(h), the consideration received by the Company shall be deemed to be the following: to the extent that any Additional Common Units or any Common Unit Equivalents shall be issued for cash consideration, the consideration received by the Company therefor; if such Additional Common Units or Common Unit Equivalents are offered by the Company for subscription, the subscription price; if such Additional Common Units or Common Unit Equivalents are sold to underwriters or dealers for public offering, the initial public offering price, in any such case excluding any amount received for accrued interest or accrued distributions and without deduction of any commissions, discounts or expenses paid or incurred by the Company in connection with the issue thereof; and to the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the fair market value of such consideration at the time of such issuance as determined in good faith by the Managing General Partner of the Company. In the event of the issuance at any time of any Additional Common Units or Common Unit Equivalents in payment or satisfaction of any distribution upon any class or series of units other than Common Units, the Company shall be deemed to have received for such Additional Common Units or Common Unit Equivalents consideration equal to the amount of such distribution so paid or satisfied; provided, that nothing herein shall be deemed to permit the Company to issue Common Units for such purpose under circumstances in which such issuance is not otherwise permitted. In any case in which the consideration to be received shall be other than cash, the Managing General Partner shall notify each holder of Series B Units of its determination of the fair market value of such consideration prior to accepting receipt thereof. If, within 10 days of receipt of such notice, the holders of Series B Units representing 51% or more of the aggregate Stated Value of Series B Units then outstanding shall notify the Managing General Partner in writing of their objection to such determination, a determination of the fair market value of such consideration shall be made by an independent investment banker (with an established national reputation) selected by the Managing General Partner, with the written approval of the holders of Series B Units representing 51% or more of the aggregate Stated Value of the then outstanding Series B Units.

                                (viii) If any event occurs as to which, in the good faith judgment of the holders of Series B Units representing 51% or more of the aggregate Stated Value of the outstanding Series B Units, the other provisions of this Section 10(h) are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the holders of Series B Units in accordance with the essential intent and principles of such provisions, then the Managing General Partner shall appoint a firm of independent public accountants (with an established national reputation) who are satisfactory to the holders of Series B Units representing 51% or more of the aggregate Stated Value of the then outstanding Series B Units (which may be the Company's regular independent auditors) which shall give their opinion upon the adjustment, if any, on a basis consistent with such essential intent and principles, necessary to preserve, without dilution, the rights of the holders of Series B Units. Upon receipt of such opinion, the Managing General Partner shall forthwith make the adjustments described therein; provided, that no such adjustment shall have the effect of increasing the Conversion Price as otherwise determined pursuant to this Section 10.

                                (ix) The Company may give notice to the holders that the proceeds of certain Additional Common Units will be used to redeem all outstanding Series B Units, which notice shall be given prior to the actual issuance of such Additional Common Units. If such notice is given and such proceeds are used for such purpose within 60 days after receipt thereof, such Additional Common Units shall not be considered in determining an adjustment to the Conversion Price under this Section 10(h) with respect to any Series B Units which become subject to an election to convert after delivery of such notice.

                           (i)      If at any time the Company shall be a party
to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all the Company's assets, liquidation, or recapitalization of the Common Units) in which the previously outstanding Common Units shall be changed into or exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing or in which the Common Units cease to be a publicly traded security either listed on the New York Stock Exchange or the American Stock Exchange or quoted by the NASDAQ National Market System or any successor thereto or comparable system (each such transaction being herein called the "Transaction," the date of consummation of the Transaction being herein called the "Consummation Date," the Company (in the case of a recapitalization of the Common Units or any other such transaction in which the Company retains substantially all its assets and survives as a limited partnership) or such other corporation or entity (in each other case) being herein called the "Acquiring Company," and the common stock (or equivalent equity interests) of the Acquiring Company being herein called the "Acquirer's Common Stock"), then, as a condition of the consummation of the Transaction, lawful and adequate provisions shall be made so that the holder of Series B Units, upon the conversion thereof at any time on or after the Consummation Date (but subject, in the case of an election pursuant to clause (B) or (C) below, to the time limitation hereinafter provided for such election),

                                    (A) shall be entitled to receive, and such
                  Series B Units shall thereafter be convertible into, in lieu of the Common Units issuable upon such conversion prior to the Consummation Date, shares of the Acquirer's Common Stock, unless the Acquiring Company fails to meet the requirements set forth in clauses (D), (E), and (F) below, in which case shares of the common stock of the corporation or other entity (herein called a "Parent") which directly or indirectly controls the Acquiring Company if it meets the requirements set forth in clauses (D), (E), and (F) below, at a conversion price per share equal to the lesser of (1) the Conversion Price in effect immediately prior to the Consummation Date multiplied by a fraction the numerator of which is the market price per share (determined in the same manner as provided in the definition of Fair Market Price) of the Acquirer's Common Stock or the Parent's common stock or equivalent equity security, as the case may be, immediately prior to the Consummation

                  Date and the denominator of which is the Fair Market Price immediately prior to the Consummation Date, or (2) the market price per share (as so determined) of the Acquirer's Common Stock or the Parent's common stock or equivalent equity security, as the case may be, immediately prior to the Consummation Date (subject in each case to adjustments from and after the Consummation Date as nearly equivalent as possible to the adjustments provided for in this Section 10), or at the election of the holder of Series B Units pursuant to notice given to the Company on or before the later of (1) the 30th day following the Consummation Date, and (2) the 60th day following the date of delivery or mailing to such holder of the last proxy statement relating to the vote on the Transaction by the holders of the Common Units,

                                    (B) shall be entitled to receive, and such
                  Series B Units shall thereafter be convertible into, in lieu of the Common Units issuable upon such conversion prior to the Consummation Date, the highest amount of securities or other property to which such holder would actually have been entitled as a holder of Common Units upon the consummation of the Transaction if such holder had converted such holder's Series B Units immediately prior thereto (subject to adjust ments from and after the Consummation Date as nearly equivalent as possible to the adjustments provided for in this
                  Section 10), provided that if a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding Common Units, and if the holder of Series B Units so designates in such notice given to the Company, the holder of Series B Units shall be entitled to receive in lieu thereof, the highest amount of securities or other property to which such holder would actually have been entitled as a holder of Common Units if such holder had converted the Series B Units prior to the expiration of such purchase, tender or exchange offer and accepted such offer (subject to adjustments from and after the consummation of such purchase, tender or exchange offer as nearly equivalent as possible to the adjustments provided for in this Section
                  10),

or, if neither the Acquiring Company nor the Parent meets the requirements set forth in clauses (D), (E), and (F) below, at the election of the holder of Series B Units pursuant to notice given to the Company on or before the later of
(1) the 30th day following the Consummation Date, and (2) the 60th day following the date of delivery or mailing to such holder of the last proxy statement relating to the vote on the Transaction by the holders of the Common Units,

                                    (C) shall be entitled to receive, within 15
                  days after such election, in full satisfaction of the conversion rights afforded to such holder under this Section 10, an amount in cash equal to the fair market value of such conversion rights as of the Consummation Date, as determined by an independent investment banker (with an established national reputation as a valuer of equity securities) selected by the Managing General Partner, with the written approval of the holders of Series B Units representing 51% or more of the aggregate Stated Value of the then outstanding series B units, such fair market value to be determined with regard to all material relevant factors (including without limitation the holder's right to receive the consideration described in paragraphs (A) and (B) above, including the provisos thereto, if applicable) but without regard to the effects on such value of the Transaction.

The Company agrees to obtain, and deliver to each holder of Series B Units a copy of, the determination of the independent investment banker (selected and approved as provided above) necessary for the valuation under clause (C) above within 15 days after the Consummation Date of any Transaction to which clause
(C) is applicable.

                  The requirements referred to above in the case of the Acquiring Company or its Parent are that immediately after the Consummation
Date:

                                    (D) it is a solvent corporation organized
                  under the laws of any state of the United States of America having its common stock (or equivalent equity security, if not a corporation) listed on the New York Stock Exchange or the American Stock Exchange or quoted by the NASDAQ National Market System or any successor thereto or comparable system, and such common stock (or equivalent equity security) continues to meet such requirements for such listing or quotation;

                                    (E) it is required to file, and in each of
                  its three fiscal years immediately preceding the Consummation Date has filed, reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; and

                                    (F) in the case of the Parent, such Parent
                  is required to include the Acquiring Company in the consolidated financial statements contained in the Parent's Annual Report on Form 10-K as filed with the Securities and Exchange Commission and is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

Notwithstanding anything contained herein to the contrary, the Company shall not effect any Transaction unless prior to the consummation thereof each corporation or entity (other than the Company) which may be required to deliver any securities or other property upon the conversion of Series B Units, the surrender of Series B Units, or the satisfaction of conversion rights as provided herein shall assume, by written instrument delivered to each holder of Series B Units, the obligation to deliver to such holder such securities or other property to which, in accordance with the foregoing provisions, such holder may be entitled, and such corporation or entity shall have similarly delivered to each holder of Series B Units an opinion of counsel for such corporation or entity, satisfactory to the holders of Series B Units representing not less than 51% of the aggregate Stated Value of the then outstanding Series B Units, which opinion shall state that Series B Units, including, without limitation, the conversion provisions applicable to Series B Units, shall thereafter continue in full force and effect and shall be enforceable against such corporation or entity in accordance with the terms hereof, together with such other matters as such holder may reasonably request.

                  Notwithstanding any of the foregoing provisions of this subsection (i), in connection with any Transaction, each holder of Series B Units, at its election, pursuant to notice given to the Company on or before the later of (1) the 30th day following the Consummation Date, and (2) the 60th day following the date of delivery or mailing to such holder of the last proxy statement relating to the vote on the Transaction by the holders of the Common Units, shall be entitled to receive, and such Series B Units shall thereafter be convertible into, in lieu of the Common Units issuable upon such conversion prior to the Consummation Date, an amount in cash equal to the aggregate Stated Value of such Series B Units plus the amount of accrued and unpaid distributions thereon for all distribution payment periods ending on or prior to the date on which such cash payment is received by the holder and for the partial distribution period beginning on the date immediately following the most recent Distribution Payment Date through and including the date of such receipt.

                           (j)     Upon the occurrence of any event requiring an
adjustment of the Conversion Price, then and in each such case the Company shall promptly deliver to each holder of Series B Units an officer's certificate stating the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of Common Units issuable upon conversion of each Series B Unit, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. If, within 10 days of receipt of any such officer's certificate, the holders of Series B Units representing not less than 51% of the aggregate Stated Value of the then outstanding Series B Units shall notify the Managing General Partner in writing of their objection to such calculations, then, within 30 days after receipt of such notice from such holders, the Company will obtain and deliver to each holder of Series B Units the opinion of its regular independent auditors or another firm of independent public accountants of recognized national standing selected by the Managing General Partner who are satisfactory to the holders of Series B Units representing not less than 51% of the aggregate Stated Value of the outstanding Series B Units, which opinion shall confirm the statements and calculations in such officer's certificate. It is understood and agreed that the independent public accountants rendering any such opinion shall be entitled expressly to assume in such opinion the accuracy of any determination of Fair Market Price, or of the fair market value of conversion rights, made by an independent investment banker in accordance with this Section 10.

                           (k)      If at any time (i) the Company shall
commence any Rights Offering (as defined in Section 11); (ii) there shall be any capital reorganization or reclassification of the Common Units, or consolidation or merger of the Company with, or sale of all or substantially all its assets to, another partnership, corporation or other entity; (iii) there shall be a voluntary or involuntary dissolution, liquidation, or winding-up of the Company; or (iv) there shall be any other Transaction, then, in any one or more of such cases, the Company shall give to all holders of Series B Units (a) at least 30 days prior to any event referred to in clause (i), (ii) or (iii) above, and within five business days after it has knowledge of any pending Transaction, written notice of the date on which the books of the Company shall close or a record shall be taken for such distribution or Rights Offering or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, or Transaction and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, or Transaction known to the Company, at least 30 days prior written notice of the date (or, if not then known, a reasonable approximation thereof by the Company) when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such distribution or Rights Offering, the date on which the holders of Common Units shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Units shall be entitled to exchange their Common Units for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, or Transaction, as the case may be. Such notice shall also state that the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act of 1933, as amended, or to a favorable vote of security holders, if either is required.

                           (l)      No fractional Common Units shall be issued
in connection with any conversion hereunder, but in lieu of such fractional Common Units, the Company shall make a cash payment therefor upon the basis of the Conversion Price then in effect.

                           (m)      For purposes of this Section 10, the
following definitions shall apply:

                              (i) "Additional Common Units" shall mean all
         Common Units of the Company issued or to be issued by the Company after the Initial Issuance Date, except Common Units which have been or may be issued upon conversion of the Series B Units, the Series C Units and the other convertible securities, convertible instruments, warrants, options and rights outstanding on the Initial Issuance Date referred to in subsection (c) of this Section 10.

                              (ii) "Common Unit Equivalent" shall mean any convertible security or any warrant, option or other right to subscribe for or purchase any Additional Common Units or any such convertible security. The term "convertible security" means any evidence of indebtedness, limited partnership unit or other security that is convertible into or exchangeable for Additional Common Units.

                              (iii) "Common Units" shall be deemed to include the Common Units and any other Junior Securities the issuance of which would have any dilutive effect on the value of the Common Units issuable upon conversion of the Series B Units.

                              (iv) For purposes of any computation under this
         Section 10, the "Fair Market Price" per Common Unit on any date shall be deemed to be (1) the average of the daily last reported sale prices of the Common Units for the 20 consecutive Business Days commencing 25 Business Days before such date, as reported on the principal national securities exchange on which the Common Units are then listed, or if the Common Units are not then listed on a national securities exchange, the average of the daily last reported sale prices for such Business Days on the Nasdaq National Market System or in the over-the-counter market as reported by Nasdaq, (2) if last sale prices are not reported for the Common Units, the average of the daily closing bid and asked prices on such Business Days as so reported or (3) if no last sale prices or bid and asked prices are publicly reported, the Fair Market Price of a Common Unit shall be determined by an independent investment banker (with an established national reputation as a valuer of equity securities) selected by the Managing General Partner, with the written approval of the holders of Series B Units representing not less than 51% of the aggregate Stated Value of the then outstanding Series B Units.

                  Section 11. Rights Offerings. (a) If the Company, at any time while any of the Series B Units are outstanding, shall distribute pro rata to holders of Common Units any warrants or other rights ("Rights") to purchase Additional Common Units (a "Rights Offering"), the holder of each Series B Unit shall receive the number of Rights that such holder would have been entitled to receive in connection with the Rights Offering if the holder had converted the Series B Unit into Common Units in accordance with Section 10, at the then current Conversion Price and Stated Value, immediately prior to the record date for distribution of the Rights

(or if no record date is established, prior to the date on which the Rights Offering otherwise commences). Holders of Series B Units shall receive Rights as provided in the preceding sentence whether or not such holders are at such time entitled to convert their Series B Units into Common Units pursuant to Section
10. Holders of Series B Units shall have the right to exercise such Rights (including any step-up or over-subscription privileges) as fully as any other recipient thereof, without the necessity of converting any Series B Units into Common Units.

                           (b)      Subject to compliance with subparagraph (a)
, the distribution of Common Units pursuant to any Rights Offering shall not trigger any adjustment of the Conversion Price pursuant to the terms of Section 10(h) hereof.

                           (c)      The Company shall not commence or conduct
more than one Rights Offering in any 12-month period nor more than two Rights Offerings within the four-year period following the consummation of the Stage 1 Closing, as defined in the Restructuring Agreement. The exercise price of any Rights (as initially distributed or subsequently amended) shall not be less than 66 2/3% of the Conversion Price in effect at the time of distribution of such Rights. The Company shall not, while any Series B Units are outstanding, commence or conduct Rights Offerings that result in, or are likely to result in, aggregate cash proceeds to the Company from all such Rights Offerings in excess of $7.5 million. The Company shall provide reports to the holders of Series B Units on a regular basis for the duration of the period during which Rights may be exercised, but in any event no less frequently than weekly, setting forth the number of Rights exercised during the periods covered by such reports and cumulatively from the date of commencement of the Rights Offering (separately identifying Rights that have been exercised by the Company or its Affiliates).

                           (d)      If any Rights distributed by the Company are
transferable, the Company shall have an assignable right of first refusal to purchase Rights proposed to be sold, assigned, transferred or otherwise disposed of ("transferred") by a holder of Series B Units in certain circumstances, as follows:

                                  (i) The Company's right of first refusal
         provided herein shall be applicable only with respect to proposed transfers of Rights by Varde, which is the initial holder of Series B Units, and shall not be applicable with respect to proposed transfers of Rights by Varde to any of its respective Affiliates. In the event of a transfer to such an Affiliate, the Affiliate shall receive and hold the Rights subject to the terms and provisions of this section 11(d).

                                  (ii) If Varde desires to transfer all or any
         part of its Rights, other than to an Affiliate, Varde shall give written notice to the Managing General Partner of its intention to transfer all or a specified part of its Rights (which notice shall set forth in reasonable detail the terms and provisions of the proposed transfer) and shall by such notice offer such Rights for sale to the Company at the aggregate purchase price offered by a bona fide third party purchaser. The Company, at its option within 20 days after delivery of such notice of intention, shall have the right to purchase all, but not less than all, of the Rights being offered at the specified price and shall give written notice to Varde within such 20-day period of the exercise of its right to purchase all such Rights.

                                  (iii) If the Company does not elect to
         purchase all the Rights proposed to be transferred by Varde, Varde shall then be free to transfer the Rights to the third party, at the price previously specified to the Managing General Partner, at any time within 90 days after the expiration of the 20-day period referred to in paragraph (ii) above. If such transfer is not completed within that 90-day period, the Rights will again be subject to the terms and provisions of this Subsection (d).

                                  (iv) If the Company elects to purchase all the
         Rights proposed to be transferred by Varde, Varde shall, within 10 days after receipt of written notice from the Managing General Partner of the exercise by the Company of its right to purchase, deliver the certificate or certificates representing the Rights to be sold at the principal place of business of the Managing General Partner, duly endorsed for transfer or accompanied by appropriate transfer documents. The Company shall, simultaneously with the delivery of the Rights to the principal place of business of the Managing General Partner, pay to Varde in cash at such principal place of business the specified price of the Rights being purchased.

                                  (v) Any attempted transfer of Rights without
         compliance with the terms of this subsection (d) shall be invalid and of no effect, and the Company shall have the right to compel the holder or the purported transferee to transfer and deliver the same to the Company in accordance herewith, in which event the price payable by the Company for such Rights shall be the price paid or that was to have been paid by the purported transferee.

                           (e)      The Company and the Managing General Partner
will use their reasonable best efforts to cause an active trading market to be established and maintained for any Rights distributed by it and to engage an independent investment banker (with an established national reputation) to serve as a "standby" underwriter to support any Rights Offering by agreeing to purchase from the Company any Common Units offered in the Rights Offering and not subscribed for.

                  Section 12. Registration Rights and Transfer Restrictions. Holders of Series B Units have certain registration rights with respect to Common Units issued upon the exercise of Series B Units, and the transfer of such Common Units is subject to certain restrictions, all as set forth in that certain Amended and Restated

Registration Rights Agreement dated as of December 30, 1997, by and between the Company and Varde.

                  Section 13. Record Holders. The Company and the Transfer Agent may deem and treat the record holder of any Units as the true and lawful owner thereof for all purposes.

                  Section 14. Notices. Except as otherwise expressly provided herein, all notices required or permitted to be given hereunder shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered or certified mail, return receipt requested, with postage prepaid, addressed: (a) if to the Company, to the offices of the Managing General Partner at 1209 N. 4th, Abilene, Texas 79601 (Attention: Brad Stephens), fax no. (915) 676-8792, or other agent of the Company designated as permitted hereby; or (b) if to any holder of the Series B Units, to such holder at the address of such holder as listed in the record books of the Company (which shall include the records of the Transfer Agent), or to such other address as the Company or holder, as the case may be, shall have designated by notice similarly given. As of the Initial Issuance Date, Varde's address for notice is:

                  Varde Partners, Inc.
                  3600 West 80th Street
                  Suite 225
                  Minneapolis, Minnesota 55431
                  Attention:  George Hicks
                  Tel:  (612) 893-1554
                  Fax:  (612) 893-9613

                  with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019
                  Attention: Kenneth M. Schneider
                  Tel: (212) 373-3000
                  Fax: (212) 757-3990

                  Section 15. Successors and Transferees. The provisions applicable to Series B Units shall bind and inure to the benefit of and be enforceable by the Company, the respective successors to the Company and by any holder of Series B Units.

                  IN WITNESS WHEREOF, this Certificate has been executed by the Managing General Partner, on behalf of the Company, by its Managing General Partner as of the 30th day of December, 1997.

                                              PRIDE COMPANIES, L.P.

                                              By:  Pride Refining, Inc.,
                                                   its Managing General Partner


                                              By: /s/ Dave Caddell
                                                  ------------------------------
                                                  Name: Dave Caddell
                                                  Title: Vice President